Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 19,434 Filed pursuant to Rule 433 Registration Statement Nos. 333-293641; 333-293641-01 October 13, 2026

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index, the Common Stock of Apple Inc. and the Nasdaq-100 Index® due October 21, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings:	S&P 500® Index (the “SPX Index”), the common stock of Apple Inc. (the “AAPL Stock”) and the Nasdaq-100 Index® (the “NDX Index”)
Pricing date*	October 16, 2026
Original issue date*	October 21, 2026
Face amount	$1,000 per security
Automatic call

If, on any calculation day, beginning on October 21, 2027, the closing level of each underlying is greater than or equal to its respective starting level, the securities will be automatically called for the applicable call payment on the related call settlement date.

Calculation days* and call premiums

Calculation Day

Call Premium†

October 21, 2027

At least 12.60% of the face amount

November 22, 2027

At least 13.65% of the face amount

December 21, 2027

At least 14.70% of the face amount

January 21, 2028

At least 15.75% of the face amount

February 22, 2028

At least 16.80% of the face amount

March 21, 2028

At least 17.85% of the face amount

April 21, 2028

At least 18.90% of the face amount

May 22, 2028

At least 19.95% of the face amount

June 21, 2028

At least 21.00% of the face amount

July 21, 2028

At least 22.05% of the face amount

August 21, 2028

At least 23.10% of the face amount

September 21, 2028

At least 24.15% of the face amount

October 23, 2028

At least 25.20% of the face amount

November 21, 2028

At least 26.25% of the face amount

December 21, 2028

At least 27.30% of the face amount

January 22, 2029

At least 28.35% of the face amount

February 21, 2029

At least 29.40% of the face amount

March 21, 2029

At least 30.45% of the face amount

April 23, 2029

At least 31.50% of the face amount

May 21, 2029

At least 32.55% of the face amount

June 21, 2029

At least 33.60% of the face amount

July 23, 2029

At least 34.65% of the face amount

August 21, 2029

At least 35.70% of the face amount

September 21, 2029

At least 36.75% of the face amount

October 22, 2029

At least 37.80% of the face amount

November 21, 2029

At least 38.85% of the face amount

December 21, 2029

At least 39.90% of the face amount

January 22, 2030

At least 40.95% of the face amount

February 21, 2030

At least 42.00% of the face amount

March 21, 2030

At least 43.05% of the face amount

April 22, 2030

At least 44.10% of the face amount

May 21, 2030

At least 45.15% of the face amount

June 21, 2030

At least 46.20% of the face amount

July 22, 2030

At least 47.25% of the face amount

August 21, 2030

At least 48.30% of the face amount

September 23, 2030

At least 49.35% of the face amount

October 16, 2030 (the “final calculation day”)

At least 50.40% of the face amount

†to be determined on the pricing date

Call settlement dates	Three business days after the applicable calculation day; provided that the call settlement date for the final calculation day is the maturity date.
Maturity payment amount (per security)

●if the ending level of any underlying is less than its respective starting level but the ending level of each underlying is greater than or equal to its respective threshold level:

$1,000; or

●if the ending level of any underlying is less than its respective threshold level:

$1,000 × performance factor of the lowest performing underlying

Maturity date*	October 21, 2030
Starting level	For each underlying, the closing level or closing price on the pricing date, as applicable.
Ending level

With respect to each of the SPX Index and the NDX Index, the closing level on the final calculation day.

With respect to the AAPL Stock, the closing price on the final calculation day multiplied by the adjustment factor on such day.

Adjustment factor:	The “adjustment factor” means, 1.0, subject to adjustment in the event of certain events affecting the underlying stock.
Lowest performing underlying	The underlying with the lowest performance factor
Performance factor	With respect to each underlying, the ending level divided by the starting level
Threshold level	60% of the starting level for each underlying
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA.

CUSIP	61781TBE2
Tax considerations	See preliminary pricing supplement

Hypothetical Payout Profile***

***assumes a call premium equal to the lowest possible call premium that may be determined on the pricing date

If the securities are not automatically called and the ending level of any underlying on the final calculation day is less than its respective threshold level, you will lose more than 40%, and possibly all, of the face amount of your securities at the maturity date.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the lowest performing underlying on the applicable calculation day significantly exceeds its starting level. You will not participate in any appreciation of the underlyings.

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $958.60, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the securities. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement for principal at risk securities, index supplement, tax supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the securities.

Preliminary pricing supplement:

https://www.sec.gov/Archives/edgar/data/895421/000183988226050460/ms19434_424b2-34163.htm

*subject to change

** In addition, selected dealers may receive a fee of up to 0.30% for marketing and other services.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement, tax supplement and product supplement. All payments on the securities are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement for principal at risk securities, index supplement, tax supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of the face amount of your securities at maturity.

●The appreciation potential of the securities is limited by the call payment specified for each calculation day.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●Investing in the securities is not equivalent to investing in the underlyings or in the stocks composing the Indices.

●Reinvestment risk.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The maturity date may be postponed if the final calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the securities are linked to the performance of the lowest performing underlying, you are exposed to greater risks of receiving no call premiums and sustaining a significant loss on your investment than if the securities were linked to just one underlying.

●No affiliation with Apple Inc.

●We may engage in business with or involving Apple Inc. without regard to your interests.

●Adjustments to the Indices could adversely affect the value of the securities.

●The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying stock.

●Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities.

For more information about the underlyings, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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